Exhibit 107

Calculation of Filing Fee Table

FORM S-4
(Form Type)

 CHOICEONE FINANCIAL SERVICES, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock	Other	6,068,256(1)	N/A(2)	$173,507,193(2)	0.00014760	$25,609.66(3)
Fees Previously Paid	--	--	--	--	--	--	--	--

Total Offering Amounts
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due

(1)
Represents the estimated maximum number of shares of common stock, no par value (the “ChoiceOne Common Stock”), of ChoiceOne Financial Services, Inc. (“ChoiceOne”) that may be issued to holders of Fentura Financial, Inc. (“Fentura”) common stock, no par value (“Fentura Common Stock”), upon the completion of the merger described in this registration statement on Form S-4. The number of ChoiceOne Common Stock being registered is based on the product of (x) 1.35, the exchange ratio attributable to the merger and (y) 4,495,005, the estimated maximum number of shares of Fentura Common Stock that may be issued and outstanding as of immediately prior to the merger.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and computed pursuant to Rules 457(f) and 457(c) thereunder. The proposed maximum aggregate offering price is solely for the purpose of calculating the registration fee and was calculated based upon the market value of shares of Fentura Common Stock (the securities to be exchanged and cancelled in the merger) as the product of (A) $38.60, the average of the high and low prices per share of Fentura Common Stock as quoted for trading on the OTCQX Market on September 12, 2024, which is within five business days prior to the filing of this registration statement on Form S-4 by (B) 4,495,005, the estimated maximum number of shares of Fentura Common Stock to be cancelled and exchanged for shares of ChoiceOne Common Stock upon consummation of the merger.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $147.60 per $1,000,000 of the proposed maximum aggregate offering.